EXHIBIT 21


                              LIST OF SUBSIDIARIES


                  Corporation Name           % Owned     State      Date
                                                         of Inc.    Incorporated
                  ----------------           -------     -------    ------------

DHB Armor Group, Inc.                          100 %       FL         02/04/03
DHB Sports Group Inc.                          100 %       DE         05/02/97
NDL Products Inc.                              100 %       FL         12/16/94
Point Blank Body Armor Inc.                     99 %*       DE        01/27/95
Protective Apparel Corporation of America      100 %       NY         01/09/75
Point Blank International S.A.                 100 %     Belgium      03/08/99



*In December 2003, Point Blank Body Armor, Inc. issued an approximate .0065 equity interest to an unaffiliated third party, thereby reducing DHB's percentage ownership of Point Blank to 99%.